UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 22, 2020

SCWORX CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-37899	47-5412331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(212) 739-7825

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	WORX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note: The Company is filing this Amendment to its Current Report on Form 8-K filed April 30,2020 in order to remove references to Syntron Bioresearch Inc (SBR)., as the Company expects to receive “equivalent product” to the SBR test kit, as contemplated by the Supply Agreement (as defined below).

Item 1.01 Entry into a Material Definitive Agreement

Item 1.02. Termination of a Material Definitive Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 23, 2020, Robert Christie resigned his position as a member of the Board of Directors of SCWorx, Corp., a Delaware corporation (the “Company”).

As previously reported, on April 10, 2020, the Company (i) accepted a purchase order (“ProMedical Purchase Order”) from Rethink My Healthcare (“RMH”), a U.S.-based virtual healthcare network, for two million ProMedical COVID-19 Rapid Testing Units, with provision for additional weekly orders of 2 million units for 23 weeks, and (ii) entered into a supply Agreement (“ProMedical Supply Agreement”) with ProMedical Equipment Pty Ltd. (“ProMedical”) pursuant to which the Company agreed to purchase and ProMedical agreed to supply an aggregate of 52 million COVID-19 Rapid Testing Units over a six month period.

Subsequent to entering into the ProMedical Supply Agreement, substantial concerns have arisen related to ProMedical’s ability to fulfill its obligations under the Supply Agreement. Under the ProMedical Supply Agreement, ProMedical was required to secure the requisite FDA approvals to permit the sale of its test kits in the US which was a condition of the Company’s obligation to purchase the test kits. RMH has since terminated the ProMedical Purchase Order. Based on the foregoing, the Company terminated the ProMedical Supply Agreement on April 29, 2020 and has lined up an alternate supplier, as described below.

On April 29, 2020, the company entered into a new Supply Agreement (“Supply Agreement”) with Feltwell Holding SA (“Feltwell”) pursuant to which the Company agreed to purchase and Feltwell agreed to supply an aggregate of 500,000 COVID-19 IGG/IGM Rapid Testing Units (GCCOV-20A) (“Covid 19 Test Kits”). The Supply Agreement calls for an aggregate of 100,000 units to be shipped no later than May 4, 2020 and an additional 400,000 units to be shipped within fifteen days of order placement, with order placement to be no later than May 4, 2020. The Supply Agreement requires the Company to pay 50% of the total order at the time of order placement, with the remaining 50% due upon completion of production (goods ready for shipment). The initial payment has been made to Feltwell, representing 50% of the purchase price for the first 100,000 test kit units. This payment to Feltwell was made by a third party with the understanding that said third party will receive 25% of the Company’s gross profit on the first 100,000 units, as and when the Company receives payment from its customer. The remaining balance for the first 100,000 test kits will be payable upon completion of production.

The Company is currently negotiating with other potential customers to sell Covid 19 Test Kits.

There can be no assurance that the Company will be able to reach any agreement with any prospective customer to purchase Test Kits. If the Company is unable to reach agreement to sell Test Kits, there can be no assurance that Company will be able to find other customers or financing sufficient to purchase the Covid 19 Test Kits it is required to purchase under the Supply Agreement, in which case the Company would not be in a position to fulfill its obligations under the Supply Agreement, which could have a material adverse effect on the Company.

Item 8.01 Other Events

On April 21, 2020, SCWorx, Corp., a Delaware corporation (the “Company”), filed a Current Report on Form 8-K disclosing that certain purchase orders were not being accepted due to an increase in the price of the goods being purchased. This disclosure related solely to purchase orders the Company received for the purchase of N95 face masks. The Company is continuing to seek a source of supply for the N95 face masks and will make appropriate disclosures if and when any such purchase orders are completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2020

SCWorx Corp.

By:	/s/ Marc S. Schessel
Name:	Marc Schessel
Title:	Chief Executive Officer